Exhibit 10.48

COLEY PHARMACEUTICAL GROUP, INC.

DIRECTOR COMPENSATION POLICY

The Board of Directors of Coley Pharmaceutical Group, Inc. (the “Company”) has approved the following policy which establishes compensation to be paid to non-employee directors of the Company, effective June 9, 2005, to provide an inducement to obtain and retain the services of qualified persons to serve as members of the Company’s Board of Directors. Each such director will receive as compensation for his or her services stock option grants and cash compensation, all as further set forth herein.

Applicable Persons

This Policy shall apply to each director of the Company who (a) is not an employee of the Company or any Affiliate and (b) does not receive compensation as a consultant to the Company or any Affiliate (each, an “Outside Director”). Affiliate shall mean a corporation which is a direct or indirect parent or subsidiary of the Company, as determined pursuant to Section 424 of the Internal Revenue Code of 1986, as amended.

Stock Option Grants

Option Grant Upon Initial Appointment or Election as a Director

Each new Outside Director on the date of his or her initial appointment or election to the Board of Directors, shall be granted a non-qualified stock option to purchase 100,000 shares of the Company’s common stock under the Company’s then applicable stockholder-approved stock plan (the “Stock Plan”), subject to automatic adjustment in the event of any stock split or other recapitalization affecting the Company’s common stock. Such option shall vest as to 25% of such grant on the first anniversary of the date of grant of the option and as to an additional 2.08333% of such grant on the last day of each month thereafter, provided such Outside Director continues to serve as a member of the Board of Directors. Notwithstanding the foregoing, upon termination of service as a member of the Board of Directors other than for “cause” prior to the first anniversary of the date of grant, the option shall become vested as to 2.08333% of such grant for each month of service to the Board through the last day of the month prior to termination.

Annual Option Grant

Each Outside Director shall be granted at the first meeting of the Board of Directors following each annual stockholders meeting, a non-qualified stock option to purchase 25,000 shares of the Company’s common stock under the Company’s then applicable stockholder-approved stock plan (the “Stock Plan”), subject to automatic adjustment in the event of any stock split or other recapitalization affecting the Company’s common stock. Such option shall vest in full on the first anniversary of the date of grant of the option, provided such Outside Director continues to serve as a member of the Board of Directors. Notwithstanding the foregoing, upon termination of service as a member of the Board of Directors other than for “cause” prior to the first anniversary of the date of grant, the option shall become vested as to 2.08333% of such grant for each month of service to the Board through the last day of the month prior to termination.

Exercise Price and Term of Options

Each option granted shall have an exercise price per share equal to the Fair Market Value (as defined in the Stock Plan) of the shares of common stock of the Company on the date of grant of the option, have a term of ten years and shall be subject to the terms and conditions of the Stock Plan. Each such option grant shall be evidenced by the issuance of a non-qualified stock option agreement.

Early Termination of Options Upon Termination of Service

If an Outside Director:

a.	ceases to be a member of the Board of Directors for any reason other than death or disability, any then vested and unexercised options granted to such Outside Director may be exercised by the director within a period of three months after the date the director ceases to be a member of the Board of Directors and in no event later than the expiration date of the option; or

b.	ceases to be a member of the Board of Directors by reason of his or her death or disability, any then vested and unexercised options granted to such director may be exercised by the director (or by the director’s personal representative, or the director’s survivors) within a period of one year after the date the director ceases to be a member of the Board of Directors and in no event later than the expiration date of the option.

Cash Compensation

Board of Directors Meetings:

•	$2,500 per regular meeting.

•	$1,000 per telephonic meeting.

Expenses

Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each Outside Director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board of Directors, Committees thereof or in connection with other Board related business.

Amendments

The Board of Directors shall review this Policy from time to time to assess whether any amendments in the type and amount of compensation provided herein should be adjusted in order to fulfill the objectives of this Policy.